Exhibit 99.1

News Contact:

+1 (813) 204-4099

investors@lazydays.com

Lazydays Holdings, Inc. Reports Fourth Quarter and Fiscal Year 2020 Financial Results.

Indicates continued strong year-on-year growth in First Quarter 2021.

Tampa, FL (March 18, 2021) – Lazydays Holdings, Inc. (“Lazydays” or the “Company”) (NasdaqCM: LAZY) announced financial results for the fourth quarter and fiscal year ended December 31, 2020 and commented on how business and key initiatives were progressing in the first quarter of 2021.

2021 First Quarter Update and Highlights:

●	The Company continues to experience strong demand and margins at all dealerships.

●	Product shipments from OEMs have increased, but remain equal to or slightly below strong consumer demand. As a result, inventory levels remain relatively flat and well below historical and desired levels.

●	The Company’s pending sale backlog is at historical highs and growing. Pending sales are contracts for units that are sold, but have not been delivered to the dealership by the OEM. The Company’s large pending sale backlog should favorably impact future revenue.

●	In January 2021, the Company opened its new greenfield dealership near Nashville, TN. The Company immediately experienced robust customer demand and generated strong profit at that location in both January and February 2021.

●	The Company expects to close on the Chilhowee RV Center acquisition in March 2021.

●	The Company announced plans to acquire Sprad’s RV in Reno, NV, and open a new dealership in Monticello, MN as well as plans to create stand-alone Airstream dealerships in Minnesota, and Knoxville and Nashville, TN.

Fourth Quarter Financial Results and Highlights:

●	Revenues for the fourth quarter were $196.6 million; up $51.7 million, or 35.7%, versus 2019. Revenue from sales of recreational vehicles (“RVs”) was $176.6 million for the fourth quarter, up $50.1 million, or 39.6%. RV unit sales excluding wholesale units were 2,129 for the fourth quarter, up 544 units, or 34.3% versus 2019. New and preowned RV sales revenues were $117.4 million and $59.2 million for the quarter, up 57.9% and 13.5% respectively. Revenues for the fourth quarter included the positive impact of the Houston service center opening in February 2020, the Phoenix dealership acquired in May 2020, the Elkhart dealership acquired in October 2020, and the Burns Harbor dealership acquired in December 2020.

●	Gross profit, excluding last-in-first-out (“LIFO”) adjustments, was $45.6 million, up $15.5 million versus 2019. Gross margin excluding LIFO adjustments increased between the two periods, from 20.8% in 2019 to 23.2% in 2020. This margin increase was driven by growth in all business lines. Gross profit for the quarter including LIFO adjustments was $44.2 million; up $15.0 million, or 51.4%, versus 2019. This gross profit comparison was reduced $0.5 million reflecting a net difference in LIFO adjustments between the two periods.

●	Excluding transaction costs, stock-based compensation, and depreciation and amortization, selling, general and administrative expense (“SG&A”) for the fourth quarter was $29.7 million, up $3.4 million compared to the prior year. The increase in SG&A expenses was related to overhead associated with the new Lazydays locations mentioned above, as well as increased performance wages across the business as a result of the increased unit sales and profitability for the quarter. This increase was partially offset by the effect of cost reduction actions taken in April 2020. Stock-based compensation decreased $0.6 million, and depreciation and amortization increased $0.4 million compared to the prior year.

●	Adjusted EBITDA, a non-GAAP financial measure, was $15.5 million for the fourth quarter, up $12.2 million, or 370% compared to 2019. This was primarily driven by the growth in all lines of business, and improved RV sales margins.

●	As of December 31, 2020, cash was $63.5 million, down $18.2 million from September 30, 2020. The decrease in cash includes the impact of cash used to invest in growth initiatives including two fourth quarter acquisitions and the payment of accrued dividends on the Series A preferred stock of approximately $11 million in the fourth quarter of 2020.

2020 Fiscal Year Financial Results and Highlights:

●	Revenues for the fiscal year 2020 were $817.1 million; up $172.2 million, or 26.7%, versus 2019, which included the positive impact of the four new Lazydays locations described above. Revenue from sales of recreational vehicles was $729.9 million for the year, up $162.8 million, or 28.7%. RV unit sales excluding wholesale units, were 10,020 for the year, up 2,429 units, or 32.0%, versus 2019.

●	Gross profit, excluding LIFO adjustments, was $178.9 million, up $44.3 million, or 32.9%, versus 2019. Gross margin excluding LIFO adjustments increased between the two years, from 20.9% in 2019 to 21.9% in 2020. The margin increase was attributable to growth across all business lines with the exception of the discontinued rental business. Gross profit for the year including LIFO adjustments was $179.0 million; up $46.8 million, or 35.4%, versus 2019. This gross profit improvement was impacted by a $2.5 million net difference in LIFO adjustments between the two periods.

●	Excluding transaction costs, stock-based compensation, and depreciation and amortization, SG&A for the year was $117.7 million, up $14.2 million compared to the prior year. The increase in SG&A expenses was related to overhead associated with The Villages dealership acquired in 2019 and the locations added in 2020, as well as increased performance wages as a result of the increased unit sales and profitability for the year. Stock-based compensation decreased $3.3 million and depreciation and amortization increased $0.4 million compared to the prior year.

●	Adjusted EBITDA, a non-GAAP financial measure, was $59.0 million for the year, up $31.0 million, or 111%, compared to 2019. This was primarily driven by increased units sold and gross profit, paired with management of SG&A costs. Adjusted EBITDA Margin as a percentage of revenue increased to 7.2% for the year, compared to 4.3% in 2019.

●	As of December 31, 2020, cash was $63.5 million, up $32.1 million from December 31, 2019. The increase in cash was primarily driven by cash generated from operations, $8.7 million of PPP Loans and includes the impact of cash used to invest in growth initiatives including three acquisitions and the payment of accrued dividends on the Series A preferred stock of approximately $11 million.

Lazydays currently operates eleven dealerships in Florida (2), Colorado (2), Arizona (2), Minnesota (1), Tennessee (2), and Indiana (2); and operates a dedicated Service Center location near Houston, Texas

Conference Call Information:

The Company has scheduled a conference call at 10:00AM Eastern Time on March 18, 2021 that will also be broadcast live over the internet. The call can be accessed as follows:

Via online registration at: http://www.directeventreg.com/registration/event/4009118 or phone registration: (888) 869-1189 or (706) 643-5902; also via webcast by clicking the link.

A live audio webcast of the conference call will be available online at https://www.lazydays.com/investor-relations.

A telephonic replay of the conference call will be available until March 25, 2021 and may be accessed by calling 1-800-585-8367 or 1-416-621-4642 with a conference ID number of 4009118. The webcast will be archived in the Investor Relations section of the Company’s website.

ABOUT LAZYDAYS RV

As an iconic brand in the RV industry, Lazydays, The RV Authority, consistently provides the best RV sales, service, and ownership experience, which is why RVers and their families become Customers for Life. Lazydays continues to add locations at a rapid pace as it executes its geographic expansion strategy that includes both acquisitions and greenfields.

Since 1976, Lazydays RV has built a reputation for providing an outstanding customer experience with exceptional service excellence and unparalleled product expertise, along with being a preferred place to rest and recharge with other RVers. By offering the largest selection of RV brands from the nation’s leading manufacturers, state-of-the-art service facilities, and thousands of accessories and hard-to-find parts, Lazydays RV provides everything RVers need and want.

Lazydays Holdings, Inc. is a publicly listed company on the Nasdaq stock exchange under the ticker “LAZY.”

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements describe Lazydays future plans, projections, strategies and expectations, including statements regarding Lazydays’ expectations for future operating results, its expectations regarding the impact of its acquisition of its recently acquired dealership in Phoenix, Arizona, Elkhart, Indiana, and Burns Harbor, Indiana and its greenfield start-ups near Houston, Texas and Nashville, Tennessee, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Lazydays. Actual results could differ materially from those projected due to various factors, including economic conditions generally, conditions in the credit markets and changes in interest rates, conditions in the capital markets, the continuing impact of the pandemic outbreak of coronavirus (COVID-19) and other factors described from time to time in Lazydays’ SEC reports and filings, which are available at www.sec.gov. Forward-looking statements contained in this news release speak only as of the date of this news release, and Lazydays undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

Results of Operations for the Fourth Quarter (Unaudited) and Year Ended 2020 and 2019

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands except for share and per share data)

	For the three months ended		For the years ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Revenues
New and pre-owned vehicles	$176,627	$126,517	$729,872	$567,058
Other	19,945	18,390	87,238	77,854
Total revenue	196,572	144,907	817,110	644,912

Cost of revenues (excluding depreciation and amortization expense)
New and pre-owned vehicles	145,950	109,682	616,047	490,676
Adjustments to LIFO reserve	1,388	929	(93)	2,445
Other	5,020	5,086	22,174	19,612
Total cost of revenues (excluding depreciation and amortization)	152,358	115,697	638,128	512,733

Gross profit (excluding depreciation and amortization)	44,214	29,210	178,982	132,179

Transaction costs	401	357	935	865
Depreciation and amortization expense	3,194	2,746	11,262	10,813
Stock-based compensation expense	327	952	1,566	4,864
Selling, general, and administrative expenses	29,697	26,336	117,681	103,509
Income (loss) from operations	10,595	(1,181)	47,538	12,128
Other income/expenses
(Loss) gain on sale of property and equipment	1	-	(7)	11
Interest expense	(1,785)	(2,449)	(8,047)	(10,328)
Total other expense	(1,784)	(2,449)	(8,054)	(10,317)
Income (loss) before income tax expense	8,811	(3,630)	39,484	1,811
Income tax expense	(2,344)	3,128	(10,364)	(1,097)
Net income (loss)	$6,467	$(502)	$29,120	$714

Balance Sheets as of December 31, 2020 and December 31, 2019

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands except for share and per share data)

	As of	As of
	December 31,	December 31,
	2020	2019

ASSETS
Current assets
Cash	$63,512	$31,458
Receivables, net of allowance for doubtful accounts of $659 and $382 at December 31, 2020 and December 31, 2019, respectively	19,464	16,025
Inventories	116,267	160,864
Income tax receivable	1,898	326
Prepaid expenses and other	2,740	2,999
Total current assets	203,881	211,672

Property and equipment, net	106,320	86,876
Operating lease assets	15,472	-
Goodwill	45,095	38,979
Intangible assets, net	72,757	68,854
Other assets	473	255
Total assets	$443,998	$406,636

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS, CONTINUED

(Dollar amounts in thousands except for share and per share data)

	As of	As of
	December 31,	December 31,
	2020	2019

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$38,781	$23,855
Dividends payable	1,210	-
Floor plan notes payable, net of debt discount	105,399	143,949
Financing liability, current portion	1,462	936
Long-term debt, current portion	24,161	5,993
Operating lease liability, current portion	3,164	-
Total current liabilities	174,177	174,733

Long term liabilities
Financing liability, non-current portion, net of debt discount	78,634	63,557
Long term debt, non-current portion, net of debt discount	8,445	15,573
Operating lease liability, non-current portion	12,056	-
Deferred tax liability	15,091	16,450
Total liabilities	288,403	270,313

Commitments and Contingencies

Series A Convertible Preferred Stock; 600,000 shares, designated, issued, and outstanding as of December 31, 2020 and December 31, 2019; liquidation preference of $60,000 and $65,910 as of December 31, 2020 and December 31, 2019, respectively	54,983	60,893

Stockholders’ Equity

Preferred Stock, $0.0001 par value; 5,000,000 shares authorized;	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized;
9,656,041 and 8,506,666 shares issued and 9,514,742 and 8,428,666 outstanding at December 31, 2020 and December 31, 2019, respectively	-	-
Additional paid-in capital	80,072	79,186
Treasury Stock, at cost, 141,299 and 78,000 shares at December 31, 2020 and December 31, 2019, respectively	(499)	(314)
Retained earnings (accumulated deficit)	21,039	(3,442)
Total stockholders’ equity	100,612	75,430
Total liabilities and stockholders’ equity	$443,998	$406,636

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin to enable us to analyze our performance and financial condition. We utilize these financial measures to manage our business on a day-to-day basis and believe that they are useful measures of performance as they reflect certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe that these supplemental measures are commonly used by analysts, investors and other interested parties to evaluate companies in our industry. We believe these non-GAAP measures provide expanded insight of the underlying operating results and trends and overall understanding of our financial performance and prospects for the future. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Our use of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to other companies within the industry due to different methods of calculation. We compensate for these limitations by using each of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin as only one of several measures for evaluating our business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax expense, are reviewed separately by management. We may incur expenses in the future that are the same or similar to some of those adjusted in this presentation.

EBITDA is defined as net income (loss) excluding depreciation and amortization of property and equipment, interest expense, net, amortization of intangible assets, and income tax expense.

Adjusted EBITDA is defined as net income (loss) excluding depreciation and amortization of property and equipment, non-floor plan interest expense, amortization of intangible assets, income tax expense, stock-based compensation, transaction costs and other supplemental adjustments which for the periods presented includes LIFO adjustments, severance costs and other one time charges, impairment of rental units and gain (loss) on sale of property and equipment.

Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of total revenues.

Reconciliations from Net Income (loss) per the Consolidated Statements of Income to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the three months and year ended December 31, 2020 and 2019 are shown in the tables below.

	For the three months ended		For the years ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

EBITDA
Net income (loss)	$6,467	$(502)	$29,120	$714
Interest expense, net*	1,785	2,449	8,047	10,328
Depreciation and amortization of property and equipment	1,757	1,704	6,682	6,848
Amortization of intangible assets	1,437	1,042	4,580	3,965
Income tax expense	2,344	(3,128)	10,364	1,097
Subtotal EBITDA	13,790	1,565	58,793	22,952
Floor plan interest	(367)	(1,020)	(2,255)	(4,412)
LIFO adjustment	1,388	929	(93)	2,445
Transaction costs	401	357	935	865
Loss (gain) on sale of property and equipment	(1)	-	7	(11)
Impairment of retired rental units	-	439	-	439
Severance costs/Other	-	82	-	773
Stock-based compensation	327	952	1,566	4,864
Adjusted EBITDA	$15,538	$3,304	$58,953	$27,915

* Interest expense includes $1,227 and $1,232 relating to finance lease payments for the three months ended December 31, 2020 and 2019, respectively. Interest expense includes $4,816 and $4,655 relating to finance lease payments for the year ended December 31, 2020 and 2019, respectively. Operating lease payments are included as rent expense and included as a reduction in net income.

	For the three months ended		For the years ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

EBITDA margin
Net income (loss) margin	3.3%	-0.3%	3.6%	0.1%
Interest expense, net	0.9%	1.7%	1.0%	1.6%
Depreciation and amortization of property and equipment	0.9%	1.2%	0.8%	1.1%
Amortization of intangible assets	0.7%	0.7%	0.6%	0.6%
Income tax expense	1.2%	-2.2%	1.3%	0.2%
Subtotal EBITDA margin	7.0%	1.1%	7.2%	3.6%
Floor plan interest	-0.2%	-0.7%	-0.3%	-0.7%
LIFO adjustment	0.7%	0.6%	0.0%	0.4%
Transaction costs	0.2%	0.2%	0.1%	0.1%
Loss (gain) on sale of property and equipment	0.0%	0.0%	0.0%	0.0%
Impairment of retired rental units	0.0%	0.3%	0.0%	0.1%
Severance costs/Other	0.0%	0.1%	0.0%	0.1%
Stock-based compensation	0.2%	0.7%	0.2%	0.8%
Adjusted EBITDA	7.9%	2.3%	7.2%	4.3%

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